STOCK PURCHASE AGREEMENT
                            ------------------------

         STOCK PURCHASE AGREEMENT made this 25th day of September, 1997 by and among NPR HOLDING CORPORATION, a Delaware corporation (the "Company"), each of the shareholders of the Company set forth on the signature pages hereto (each, a "Seller" and collectively, the "Sellers") and HOLT CARGO SYSTEMS, INC., a Delaware corporation (the "Purchaser").

         WHEREAS, the Sellers collectively own one hundred percent (100%) of the issued and outstanding capital stock of the Company;

         WHEREAS, the Purchaser desires to purchase and the Sellers desire to sell, a certain number of shares of Class A-1 Common Stock, Class B Common Stock and Class C Common Stock such that the shares transferred hereby will represent at least 92% of the Common Stock, as more particularly set forth herein;

         WHEREAS, the Purchaser will contribute to the capital of the Company an amount necessary to allow the Company to repay certain outstanding indebtedness of the Company and to redeem the outstanding preferred stock of the Company, as more particularly set forth herein;

         WHEREAS, the Management Sellers will have the option to retain certain shares of capital stock of the Company, as more particularly set forth herein;

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

         Section 1.1. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

         "Affiliate" means, with respect to any Person, (i) any other Person (including, but not limited to, all directors, officers and partners of such Person) or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, including, without limitation each member of management, (ii) any other Person of which such Person is an officer, director or partner or (iii) any member of the Family Group of such Person or of any individual who is an Affiliate of such Person by reason of clause (i) or (ii) of this definition. The term "Family Group" means, as to any individual, such individual's spouse, ancestors, lineal descendants, siblings, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, stepchildren, and shall include adoptive relations, together with trusts for the benefit of any of the foregoing, provided that all of the income beneficiaries and remaindermen of any such trust are such individual's spouse, ancestors or lineal descendants. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereof and in effect.

         "Audited Financial Statements" has the meaning set forth in Section 6.5(b).

         "Balance Sheet" has the meaning set forth in Section 2.4(a).

         "Bridge Notes" has the meaning set forth in the DLJ Commitment Letter.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

         "Class A-1 Common Stock" has the meaning set forth in Section 2.2.

         "Class A-2 Common Stock" has the meaning set forth in Section 2.2.

         "Class B Common Stock" has the meaning set forth in Section 2.2.

         "Class C Common Stock" has the meaning set forth in Section 2.2.

         "Closing" has the meaning set forth in Section 5.1(c).

         "Closing Date" has the meaning set forth in Section 5.1(c).

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Common Stock" has the meaning set forth in Section 2.2.

         "Companies" means the Company and each of its Subsidiaries.

         "Company" has the meaning set forth in the first paragraph of this Agreement.

         "Company Property" means any real property and improvements owned, leased, used, operated or occupied by the Company or any of its Subsidiaries.

         "Confidentiality Agreement" has the meaning set forth in Section 6.3.

         "DLJ Commitment Fee" has the meaning set forth in the DLJ Commitment Letter.

         "DLJ Commitment Letter" means the commitment letter from DLJ Bridge, Inc. to Holt Cargo Systems, Inc. dated September 12, 1997 as in effect as of such date.

         "DLJ Takedown Fee" has the meaning set forth in the DLJ Commitment Letter.

         "Downpayment" has the meaning set forth in Section 5.1(d).

         "Employment Benefit Plans" has the meaning set forth in Section 2.12.

         "Encumbrances" has the meaning set forth in Section 2.5.

         "Environmental Claims" means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Law (hereafter "Claims"), including (a) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

         "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; the Hazardous Material Transportation Act, 42 U.S.C. ss. 1801 et. seq.; the Puerto Rico Public Community Right to Know Act of 1986, 12 L.P.R.A. ss. 1121 et. seq. and their state and local counterparts and equivalents.

         "ERISA" means the Employment Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" has the meaning set forth in Section 2.12.

         "Escrow Agreement" means that certain Escrow Agreement dated September 5, 1997 by and among the Sellers and the Purchaser.

         "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law.

         "HSR Act" has the meaning set forth in Section 2.8.

         "Interim Financial Statements" has the meaning set forth in Section 2.4(a).

         "Joint Venture" means the joint venture entered pursuant to the joint venture agreement, dated as of August 6, 1997, by and between the Company and Transroll Navegacao, S.A.

         "Management Sellers" means Ronald M. Katims, Paul J. Wittig, Mario F. Escudero, Edward W. O'Donnell, Martin McDonald, Edward G. Cawthon, John S. Tirpak, Carl Robert Fox, Dean Witter Reynolds Custodian for Mario Escudero (IRA) and Dean Witter Reynolds Custodian for John Tirpak (IRA).

         "Material Adverse Effect" means any event, change or effect that would materially and adversely affect the financial condition, results of operations, assets, business or prospects of the Company and its Subsidiaries taken as a whole, excluding in all cases: (i) events or conditions generally affecting the industry in which such person and its subsidiaries operate or arising from changes in general business or economic conditions; (ii) any effect resulting from any change in law or generally accepted accounting principles, which generally affects entities such as such person; and (iii) events resulting from the execution and/or announcement of this Agreement.

         "Multiemployer Plan" has the meaning set forth in Section 2.12.

         "Offering Memorandum" has the meaning set forth in Section 6.7.

         "Permitted Encumbrances" has the meaning set forth in Section 2.5.

         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "Preferred Stock" has the meaning set forth in Section 2.2.

         "Purchase Price" has the meaning set forth in Section 5.1(b).

         "Purchase Price Reduction" has the meaning set forth in Section 6.6.

         "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

         "Purchaser Contribution" has the meaning set forth in Section 5.1(b).

         "Pyramid" has the meaning set forth in Section 6.6.

         "Remaining Debt" has the meaning set forth in Section 5.2(c).

         "Returns" has the meaning set forth in Section 2.10.

         "Sellers" has the meaning set forth in the first paragraph of this Agreement.

         "Shares" has the meaning set forth in Section 5.1(a)

         "Subsidiary" means any Person of which the Company (either alone or together with other Subsidiaries of the Company) owns, directly or indirectly, more than 50 % of the stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such Person.

         "Taxes" has the meaning set forth in Section 2.10.

         "Transfer Taxes" has the meaning set forth in Section 10.3.

         "Unaudited Financial Statements" has the meaning set forth in Section 2.4(a).

         "U.S. Citizen" means an entity which satisfies the citizenship requirements of 46 U.S.C. ss.802 for purposes of owning vessels operating in the United States coastwise trades as extended to island Territories and possessions of the United States by 46 U.S.C. ss. 877.

         Section 1.2. Accounting Terms: Financial Statements. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles in the United States applied on a consistent basis. All determinations to which accounting principles apply shall be made in accordance with generally accepted accounting principles in the United States applied on a consistent basis.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

The Company hereby represents and warrants as follows:

         Section 2.1. Existence and Good Standing of the Company and Subsidiaries. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by such Person or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. None of the Companies is in material violation of any term of its Certificate of Incorporation or By-Laws, as amended to date.

         Section 2.2. Capitalization.

         (a) The authorized capital stock of the Company consists of: (i) 16,000 shares of Class A-1 Common Stock, par value $0.001 per share (the "Class A-1 Common Stock"), of which 15,177.414 shares are issued outstanding and no shares are held in the Company's treasury, (ii) 16,000 shares of Class A-2 Common Stock, par value $0.001 per share (the "Class A-2 Common Stock"), of which no shares are issued and outstanding and no shares are held in the Company's treasury, (iii) 450 shares of Class B Common Stock, par value $0.001 per share (the "Class B Common Stock"), all of which shares are issued and outstanding and none of which shares are held in the Company's treasury, (iv) 2,057 shares of Class C Common Stock, par value $0.001 per share (the "Class C Common Stock" and together with the Class A-1 Common Stock, the Class A-2 Common Stock and the Class B Common Stock, the "Common Stock"), of which 2,056.8 shares are issued and outstanding and no shares are held in the Company's treasury and (v) 688.86 shares of Series A Preferred Stock, par value $0.01 per share (the "Preferred Stock"), all of which shares are issued and outstanding and none of which shares are held in the Company's treasury.

         (b) Except as disclosed in (a) above, no other shares of capital stock or voting securities of the Company are issued, reserved for issuance or outstanding, there are no outstanding subscriptions, warrants, options or other rights, commitments or agreements to purchase or acquire any shares of capital stock or other equity securities of the Company.

         (c) Except as disclosed on Schedule 2.2, none of the Companies has any agreements with any of the Sellers or any other Person that affects the ability of the Sellers to transfer the Shares, free and clear of all Encumbrances, pursuant to the terms of this Agreement.

         (d) Schedule 2.2 sets forth a complete and accurate list of all Subsidiaries of each of the Companies, showing the percentage of each of the Companies' ownership of the outstanding capital stock in each of the Subsidiaries. The authorized capital stock of each Subsidiary currently consists of a single class of common stock, the number and authorized shares of which are set forth opposite each of such Subsidiary's name in Schedule 2.2. Except as set forth on Schedule 2.2, no other shares of capital stock or voting securities of any Subsidiary are issued, reserved for issuance or outstanding, there are no outstanding subscriptions, warrants, options or other rights, commitments or agreements to purchase or acquire any shares of capital stock or other equity securities of any Subsidiary. Except as set forth on Schedule 2.2, all of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid and nonassessable, is free of any Encumbrances, and has not been issued in violation of preemptive rights.

         Section 2.3. Authorization and Validity of Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, has been duly authorized and approved by its Board of Directors and no other corporate or shareholder action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution of this Agreement by the Purchaser and the Sellers, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

         Section 2.4. Financial Statements and No Material Adverse Changes.

         (a) The Company has heretofore furnished the Purchaser with (a) unaudited consolidated balance sheets of the Company as of December 31, 1995 and January 4, 1997 (the January 4, 1997 balance sheet, the "Balance Sheet") and the related statements of operations, shareholders' equity and cash flows for the periods then ended (the "Unaudited Financial Statements") and (b) an unaudited consolidated balance sheet of the Company as at August 31, 1997 and the related statement of operations for the eight months then ended (the "Interim Financial Statements"). The Unaudited Financial Statements, including the footnotes thereto, except as indicated therein, and except for normal year end adjustments (with respect to the Interim Financial Statements), have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present in all material respects the financial condition and results of the operations of the Company and its Subsidiaries taken as a whole at such dates and for such periods. Schedule 2.4a attached hereto sets forth an itemized list of all outstanding indebtedness for borrowed money of the Company as of September 22, 1997.

         (b) Except as set forth in Schedule 2.4b attached hereto, since the date of the Balance Sheet (i) the Company and each of its Subsidiaries have conducted its business in the ordinary course and in a manner consistent with past practice and no change, event or circumstance has occurred that would have a Material Adverse Effect, (ii) other than in the ordinary course of business, none of the Companies has purchased, sold, leased, pledged or otherwise acquired or disposed of any properties or assets relating to the business or operations of any of the Companies and (iii) except as provided herein, none of the Companies has made any dividends or distributions of cash or property to any of its shareholders.

         (c) Except (i) as and to the extent reflected or adequately reserved against in the Balance Sheet, (ii) for liabilities which have been incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice and (iii) as set forth on Schedule 2.4c; neither the Company nor any of its Subsidiaries have any outstanding liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise), matured or unmatured that would have a Material Adverse Effect.

         Section 2.5. Title to Properties: Encumbrances. Except as set forth in
Schedule 2.5 attached hereto and except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business, the Company and each Subsidiary has good title to its material properties and assets, including, without limitation, the material properties and assets reflected in the Balance Sheet, subject to no lien, encumbrance, restriction or claim of any kind or character ("Encumbrances") except for (a) Encumbrances reflected in the Balance Sheet or on Schedule 2.5, (b) Encumbrances arising by operation of law, (c) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (d) Encumbrances which do not materially affect the operation of the businesses of the Company and its Subsidiaries, taken as a whole (Encumbrances of the type described in clauses (a) through (d) above, inclusive, are hereinafter sometimes referred to as "Permitted Encumbrances"). Except as set forth on Schedule 2.5 attached hereto, none of the Company's lancers has any material defect or mechanical malfunction that would result in any lancer being out of service for more than one month within the next year, assuming that the Company were to use its best efforts to repair such lancer, other than defects and malfunctions that are cured or fixed in the ordinary course of business. Except as expressly set forth herein, the Company makes no representation or warranty of merchantability, fitness for a particular purpose or any other express or implied warranty of any nature (all such implied warranties being hereby excluded other than good title) with respect to the personal property owned by the Company, such personal property being in "as is" condition with all faults.

         Section 2.6. Transactions with Affiliates. Schedule 2.6 attached hereto identifies all material contracts, commitments, indebtedness and agreements in effect as of the date hereof and which will continue in effect after the Closing Date, by and between the Company or any of its Subsidiaries on the one hand and any Seller or any of its Affiliates (other than the Company and its Subsidiaries) on the other.

         Section 2.7. Material Contracts. Except as set forth in Schedule 2.7 attached hereto, neither the Company nor any of its Subsidiaries is bound by (i) any contract, agreement or commitment not in the ordinary course of business involving annual expenditures or receipts of the Company or any of its Subsidiaries in excess of $150,000 which is not cancelable without penalty within 90 days; (ii) any joint venture, partnership or other contract or agreement involving a material sharing of profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person; (iii) any contract or agreement containing covenants which in any way purport to restrict the Company's or any of its Subsidiaries' business activity or purport to limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person; (iv) any employment contracts or agreements with any officer or employee of any of the Companies; and (v) any collective bargaining or other labor or union contracts or agreements. Except as otherwise set forth in Schedule 2.7 attached hereto, neither the Company nor any of its Subsidiaries has violated any term or condition of any such contract set forth on such Schedules in any manner which would have a Material Adverse Effect, and to the knowledge of the Company, no action or event has occurred, or is threatened, which, with or without notice or the passage of time or otherwise, would constitute or result in such a violation or breach.

         Section 2.8. Consents and Approvals: No Violations. Except as set forth in Schedule 2.8 attached hereto and assuming all filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are duly made and the waiting period thereunder has been terminated or has expired, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby (a) will not violate or contravene any provision of the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries, (b) will not violate or contravene any statute, rule, regulation, order or decree of any public body or authority by which the Company or any of its Subsidiaries is bound or by which any of their properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority on or prior to the Closing Date, and (d) will not result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which it or any of their properties or assets may be bound, excluding from the foregoing clauses (b), (c) and (d) filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and liens which would not have a Material Adverse Effect.

         Section 2.9. Litigation. Except as set forth in Schedule 2.9 attached hereto, there is no action, suit or proceeding at law or in equity by any Person or any arbitration or any administrative or other proceeding by or before any governmental body, instrumentality or agency, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which if adversely determined would have a Material Adverse Effect.

         Section 2.10. Taxes. The Company and its Subsidiaries have filed or caused to be filed, or will file or cause to be filed on or prior to the Closing Date, all material federal, state, local and foreign tax returns and reports (collectively, the "Returns") which are required to be filed with respect to the Company and its Subsidiaries on or prior to the Closing Date (taking into account any properly granted extensions of time to file any Return). Except as set forth in Schedule 2.10, each of the Returns is complete and accurate in all material respects. Except as set forth in Schedule 2.10 and except with respect to any transfers of interest in the Joint Venture, all material federal, state, local and foreign taxes (including interest and penalties, if any) (collectively, "Taxes") due and payable with respect to the Company and its Subsidiaries relating to taxable years or other taxable periods ending on or prior to the Closing Date have been, or on or prior to the Closing Date will be, paid or adequately disclosed in accordance with GAAP as a continuing liability of the Company.

         Section 2.11. Compliance with Laws. To the knowledge of the Company, the Company and each of its Subsidiaries is in compliance with all applicable laws, regulations, orders, permits, judgments and decrees except where the failure to so comply would not have a Material Adverse Effect.

         Section 2.12. Employee Benefit Plans. Each employee benefit plan within the meaning of Section 3(3) of ERISA, maintained by the Company and/or any of its Subsidiaries or any organization which, together with the Company and/or any such Subsidiary, would be treated as a "single employer" within the meaning of
Section 414(b) or (c) of the Code (an "ERISA Affiliate"), or to which the Company or any such Subsidiary or ERISA Affiliate contributes (or has any obligation to contribute) or is a party (collectively, the "Employee Benefit Plans") is listed on Schedule 2.12 attached hereto. Except as set forth on such
Schedule 2.12, or to the extent that any breach of the representations set forth in this sentence would not have a Material Adverse Effect on the Company: (a) each Employee Benefit Plan (other than any Employee Benefit Plan that is a "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan")) is in compliance with applicable law and has been administered and operated in all respects in accordance with its terms; (b) each Employee Benefit Plan (other than any Multiemployer Plan) which is intended to be "qualified" within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination; (c) the actuarial present value of the accumulated plan benefits (whether or not vested) under any Employee Benefit Plan covered by Title IV of ERISA (other than any Multiemployer Plan) as of the close of its most recent plan year did not exceed the fair value of the assets allocable thereto; (d) no Employee Benefit Plan covered by Title IV of ERISA (other than any Multiemployer
Plan) has been terminated and no proceedings have been instituted to terminate or appoint a trustee to administer any such plan; (e) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect any Employee Benefit Plan covered by Title IV of ERISA (other than any Multiemployer Plan); (f) no Employee Benefit Plan (other than any Multiemployer Plan) subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA; (g) the Company and each ERISA Affiliate have made all contributions to each Multiemployer Plan required by the terms of each such Multiemployer Plan or any collectively bargained agreement; (h) neither the Company nor any ERISA Affiliate has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Multiemployer Plan; and (i) neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code.

         Section 2.13. Environmental Matters. Except as set forth on Schedule 2.13, to the knowledge of the Company:

         (a) Hazardous Materials have not been generated, used, treated or stored on any Company Property, except for quantities used or stored at such location in compliance with Environmental Laws and required in connection with the normal operations and maintenance of such location;

         (b) Hazardous Materials have not been released or disposed of on any Company Property, except for quantities released or disposed of on such location in compliance with Environmental Laws and required in connection with the normal operation and maintenance of such location;

         (c) the Company and its Subsidiaries are in compliance in all material respects with Environmental Laws and the requirements of permits issued under such Environmental Laws with respect to any Company Property;

         (d) there are no pending or threatened Environmental Claims against the Company, any of its subsidiaries or any Company Property; and

         (e) there are no underground storage tanks located on any Company Property;

in each such case, except in cases where such existence, occurrence or circumstance would not have a Material Adverse Effect.

         Section 2.14. Subsidiaries and Investments. Set forth on Schedule 2.14 attached hereto is a list of each corporation, partnership, association, trust, joint venture or other entity in which each Company owns, directly or indirectly, any equity security or other equity or ownership or proprietary interest and the extent of such ownership.

         Section 2.15. Citizenship. The Company is a U.S. Citizen.

         Section 2.16. Broker's or Finder's Fees. The Company has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement and will indemnify and hold the Purchaser harmless from any such payment alleged to be due by or through the Company as a result of any such action of the Company, its officers or agents.

                                  ARTICLE III
                         REPRESENTATIONS OF THE SELLERS
                         ------------------------------

         Each Seller represents and warrants severally, and not jointly, as follows:

         Section 3.1. Ownership of Stock. Such Seller is, or will be immediately prior to, or simultaneously with the consummation of the transactions contemplated by this Agreement, the lawful owner of the number of Shares listed opposite the name of such Seller in Schedule 3.1 attached hereto, free and clear of all Encumbrances. The delivery to the Purchaser of the Shares of such Seller pursuant to the provisions of this

Agreement will transfer to the Purchaser valid title thereto, free and clear of any and all Encumbrances except for Encumbrances that may be created by the Purchaser.

         Section 3.2. Authorization and Validity of Agreement. Such Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated to be performed by him, her or it hereby. The execution, delivery and performance of this Agreement by such Seller, and the consummation by it of the transactions contemplated to be performed by it hereby, have been duly authorized and approved by such Seller. This Agreement has been duly executed and delivered by such Seller and, assuming the due execution of this Agreement by the Purchaser and the Company, is a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

         Section 3.3. Consents and Approvals: No Violations. Assuming that the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, the execution and delivery of this Agreement by such Seller and the consummation of the transactions contemplated hereby (a) will not violate any provisions of the certificate of incorporation or by-laws or other like organizational documents of such Seller (if such Seller is not a natural person), (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which such Seller is bound or by which any of its properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority on or prior to the Closing Date and (d) will not result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of such Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which such Seller is a party, or by which it or any of its properties or assets may be bound, excluding from the foregoing clauses (b), (c) and (d) filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and Encumbrances which, would not prevent such Seller from performing its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

         Section 3.4. Broker's or Finder's Fees. The Sellers have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement and will indemnify and hold the Purchaser harmless from any such payment alleged to be due by or through the Company as a result of any such action of the Sellers.

                                   ARTICLE IV
                        REPRESENTATIONS OF THE PURCHASER
                        --------------------------------

         The Purchaser represents and warrants as follows:

         Section 4.1. Existence and Good Standing of the Purchaser:
Authorization.

         (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         (b) The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and no other corporate or shareholder action on the part of the Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due execution of this Agreement by the Company and the Sellers, is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

         Section 4.2. Consents and Approvals: No Violations. Except as set forth on Schedule 4.2 hereto and assuming that the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, neither the execution and delivery of this Agreement by the Purchaser nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the Certificate of Incorporation or By-Laws of the Purchaser, (b) violate any statute, rule, regulation, order or decree of any public body or authority by which the Purchaser is bound or by which any of their properties or assets are bound, (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority on or prior to the Closing Date or (d) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default

(or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which the Purchaser is a party, or by which it or any of its properties or assets may be bound, excluding from the foregoing clauses (b), (c) and (d) filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and Encumbrances which, would not prevent the Purchaser from performing its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

         Section 4.3. Available Funds. The Purchaser has or will have on the Closing Date sufficient funds available to it for its own account to perform all of its obligations under this Agreement.

         Section 4.4. Broker's or Finder's Fees. The Purchaser and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement and will indemnify and hold the Company and Sellers harmless from any such payment alleged to be due by or through the Purchaser as a result of any such action of the Purchaser, its officers and agents.

         Section 4.5. Acquisition for Own Account. The Shares are being acquired by the Purchaser for its own account for investment and not with a view to, or for resale in connection with, the distribution or other disposition of the Shares or any part thereof in any transaction that would be in violation of the Act or the securities laws of any state, without prejudice, however, to the rights of the Purchaser at all times, subject to this Agreement, to sell or otherwise dispose of all or any part of such securities under an effective registration statement under the Act or under an exemption from such registration available under the Act, or to pledge all or any part of such securities to secure any obligation of the Purchaser.

         Section 4.6. Ability to Bear Risk: Evaluation of Risks. The Purchaser
(a) is able to bear the economic risk of holding the Shares for an indefinite period, (b) can afford to suffer the complete loss of their investment in the Shares, and (c) has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

         Section 4.7. U.S. Citizenship. The Purchaser is a U.S. Citizen.

                                   ARTICLE V

                               PURCHASE OF SHARES
                               ------------------

         Section 5.1. Purchase and Sale of the Shares.

         (a) Sale of Stock. Subject to the terms and conditions set forth in this Agreement, the Sellers, severally and not jointly, agree to sell, assign, transfer and deliver to the Purchaser, free and clear of Encumbrances other than Encumbrances that may be created by the Purchaser, and the Purchaser agrees to purchase, on the Closing Date, the number and type of shares of capital stock of the Company set forth opposite the name of such Seller on Schedule 3.1 attached hereto except with respect to the Management Sellers, in which case, the Purchaser agrees to purchase and each Management Seller agrees to sell, that number of shares of Common Stock elected by such Management Seller by giving 10 Business Days prior written notice to the Purchaser. The number of shares of Common Stock that the Management Sellers elect to retain in the aggregate shall not exceed 1,414.7871 shares (the shares of Common Stock to be purchased by the Purchaser are collectively referred to as the "Shares"). The certificates representing the Shares shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by the Sellers transferring the same.

         (b) Purchase Price: Purchaser Contribution to Company. In full consideration for the purchase by the Purchaser of the Shares, (i) the Purchaser shall pay to the Sellers on the Closing Date (the "Purchase Price") (i) $66,450,000 in cash minus 30.303% of the sum of (x) DLJ Takedown Fee and (y) the DLJ Commitment Fee (up to a maximum reduction to the Purchase Price of $1.0 million) actually paid by the Purchaser in connection with the issuance of the Bridge Notes, the proceeds of which are used to finance, in part, the transactions contemplated by this Agreement plus any increase (up to a maximum of $2.5 million) to be made to the cash portion of the Purchase Price pursuant to Section 6.8 and (ii) the Company shall distribute to the Sellers on or prior to the Closing Date, 60% of the capital stock of the Joint Venture owned by the Company. The Purchaser shall also contribute to the Company on the Closing Date an amount equal to the aggregate liquidation preference of the outstanding shares of Preferred Stock in an amount not to exceed $688,860 plus all accrued and unpaid dividends thereon (the "Purchaser Contribution"), in cash in immediately available funds and the Company shall cause such shares of Preferred Stock to be redeemed. The Purchase Price shall be reduced by the Downpayment and by an amount equal to the product of (x) the number of shares of Common Stock elected to be retained by the Management Sellers multiplied by (y) the quotient obtained by dividing (I) the aggregate amount set forth in item (i) of the first sentence of this Section 5.1(b) by (II) 17,684.214, which represents the total number of shares of Common Stock outstanding on the date hereof. The Purchase Price shall be paid to accounts specified by the Sellers in writing to the Purchaser. The Purchaser Contribution shall be paid to accounts specified by the Company in writing to the Purchaser.

         (c) Closing. The sale referred to above in paragraph (a) (the "Closing") shall take place at 10:00 A.M. at the offices of Pepper, Hamilton & Scheetz, LLP, 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania, 19103-2799, on December 1, 1997, or such earlier date as may be elected by the Purchaser, on at least 5 business days prior written notice, on which the conditions set forth in Articles VII and VIII are satisfied or waived or at such other time and date as the Purchaser and the Sellers may agree. Such date is herein referred to as the "Closing Date".

         (d) Downpayment. The Purchaser has previously deposited into escrow $500,000 (the "Downpayment"), to be held pursuant to the terms and conditions of the Escrow Agreement which is being amended on the date hereof to reflect the terms of Section 9.4(a).

         Section 5.2. Deliveries. At the Closing and as a condition to Closing:

         (a) The Sellers will deliver to the Purchaser:

            (1) Certificates evidencing the Shares, properly endorsed by the Sellers and accompanied by such stock powers and other documents as may be necessary to transfer record ownership of the Shares into the Purchaser's name on the stock transfer books of the Company; and

            (2) All other agreements, certificates, consents, approvals and documentary evidence required to be delivered pursuant to the Sellers' obligations hereunder.

         (b) The Purchaser will deliver to the Sellers and the Company: the consideration specified in Section 5.1(b) and such other agreements, certificates, consents, approvals and documentary evidence required to be delivered pursuant to the Purchaser's obligations hereunder.

         (c) At the Closing, the Purchaser will contribute to the Company funds sufficient to allow the Company to repay all indebtedness outstanding under the agreements set forth on Schedule 2.4a (which in no event shall exceed $55,066,000) minus the Remaining Debt (defined below). The amount to be contributed to the Company by the Purchaser under this paragraph will be reduced by the amount of any indebtedness to a creditor who consents to allowing its indebtedness to remain outstanding following the Closing notwithstanding the sale of the Shares to the Purchaser (the "Remaining Debt").

                                   ARTICLE VI

                 CONDUCT OF BUSINESS, EXCLUSIVE DEALING: REVIEW
                 ----------------------------------------------

         Section 6.1. Conduct of Business of the Company and its Subsidiaries. During the period from the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, the Company and each of its Subsidiaries shall conduct its operations in the ordinary course of business; use its reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees, and maintain satisfactory relationships with material suppliers, customers and others having material business relationships with the Company and such Subsidiaries. Notwithstanding the immediately preceding sentence, pending the Closing Date and except as may be first approved by the Purchaser (such approval not to be unreasonably withheld) or as is otherwise permitted, contemplated or required by this Agreement, the Company agrees to and agrees to cause each of its Subsidiaries to, (a) maintain its respective Certificate of Incorporation and By-Laws in its respective form as in effect on the date of this Agreement, (b) refrain from' increasing any bonuses, salaries, or other compensation to any director, officer or employee being paid in excess of $50,000 or more per year (except to directors, officers or employees in the ordinary course of business) or entering into or amending any employment, severance, or similar agreement with any director, officer, or employee which involves the payment obligation of the Company or any of its Subsidiaries in excess of $50,000 per year, (c) refrain from adopting or increasing of any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Company, (d) refrain from entering into any material contract or commitment except material contracts and commitments in the ordinary course of business, (e) refrain from increasing its indebtedness for borrowed money, except current borrowings in the ordinary course of business, (f) refrain from cancelling or waiving any claim or right of substantial value which is material to the Company and its Subsidiaries, taken as a whole, (g) except as set forth in Section 6.9, refrain from declaring or paying any dividends in respect of any capital stock of any Company or redeeming, purchasing or otherwise acquiring any of the Company's capital stock,
(h) refrain from issuing or selling any shares of capital stock or any other securities, or issuing any securities convertible into, or options, warrants or rights to purchase or subscribe for, or entering into any arrangement or contract with respect to the issue and sale of, any shares of its capital stock or any other securities, or making any other material changes in its capital structures, (i) refrain from selling, leasing or otherwise disposing of any material amount of assets of any Company other than sales of inventory in the ordinary course of business, (j) refrain from agreeing, whether or not in writing, to do any of the foregoing, (k) not pay any material obligation or liability (whether fixed or contingent) or discharge or satisfy any lien or encumbrance or settle any claim, liability or suit pending or threatened against any of the Companies or any of their respective properties, except in the ordinary course of business and except for the payment of any obligations or liabilities which in the aggregate are not material to the Company, (l) maintain the material assets of the Companies used in the operation of their business (including all lancers (other than the S.S. Carolina, which is currently "out of class"), equipment and machinery of the Companies) consistent with past practice, ordinary wear and tear excepted, (m) subject to Sections 6.8 and 6.9, not enter into any transaction with any Seller, any of the Company's, or any of their respective Affiliates, including, without limitation, the purchase, sale or exchange of property with, the rendering of any service to, the borrowing of any money from, or the making of any loans to, any such Seller, Company or Affiliate, (n) maintain until the Closing Date (at which time certain of the Company's and its Subsidiaries' insurance policies will be automatically cancelled) all material insurance policies in full force and effect to the extent within the control of the Company, (o) not merge or consolidate with any other Person, (p) not enter into any collective bargaining agreement or amend or extend any existing collective bargaining agreement and (q) except in connection with the recapitalization of the capital stock of the Joint Venture to provide for certain of the securities of the Joint Venture to be non-voting, not enter into any joint venture or similar arrangement or amend any existing joint venture or similar agreement.

         Section 6.2. Exclusive Dealing. During the period from the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, neither the Company, any of its Subsidiaries nor any of the Sellers, shall not take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than the Purchaser or its agents or representatives, concerning any purchase of the Shares or any merger, sale of substantial assets or similar transaction involving the Company or any of its Subsidiaries.

         Section 6.3. Review of the Company.

         (a) The Purchaser may, prior to the Closing Date, through its representatives, review the properties, books and records of the Company to familiarize itself with such properties and the business of the Company and its Subsidiaries. The Company and each of its Subsidiaries shall permit the Purchaser and its representatives to have reasonable access to the premises, properties, assets, vessels and books and records of the Company during normal working hours upon reasonable notice and to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as the Purchaser shall from time to time reasonably request; provided that nothing contained in this Agreement shall require the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents to unreasonably disrupt the normal business activities of such Persons. The parties hereto acknowledge that the Purchaser and the Company have entered into a Confidentiality Agreement dated May 7, 1997 (the "Confidentiality Agreement") and the Purchaser confirms that it will comply with its obligations thereunder and that information obtained during any such review will be subject to the terms of the Confidentiality Agreement and will use such information only for the purpose of considering the transactions contemplated hereby, and if such transactions are not consummated as contemplated herein, will promptly return all such information and all information derived therefrom (including all copies thereof) to the Company.

         (b) Until the Closing, the Purchaser shall promptly inform the Company in writing of any material variances discovered by the Purchaser or its representatives in the representations and warranties of the Company or the Sellers contained in this Agreement.

         Section 6.4. Reasonable Best Efforts. Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (i) compliance with the HSR Act in all respects (including the filing of a notification and report form to the extent necessary), (ii) the obtaining of all necessary waivers, consents and approvals (which shall include the consents described in items 2 and 3 of Schedule 2.8 and Schedule 4.2 from governmental or regulatory agencies or authorities and the making of all necessary registrations and filings (including, but not limited to, filings with governmental or regulatory agencies or authorities, if any) and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any governmental agency or authority, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the defending of any lawsuits or any other legal proceedings whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including, without limitation, seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed.

         Section 6.5. Financial Statements.

         (a) The Company covenants and agrees to deliver to the Purchaser interim financial statements for each month ending after the date hereof until the Closing Date as soon as such information is available but in any event within 30 days after the end of each such month.

         (b) The Company covenants and agrees to use its reasonable best efforts to obtain audited financial statements of the Company for the period of March 1995 to December 1996 and of the NPR business as owned and operated by the Puerto Rico Maritime Shipping Authority for the period from January 1994 to February 1995 (collectively, the "Audited Financial Statements") as soon as reasonably practicable.

         Section 6.6. PRMSA Consent. In the event the consent described in item 2 of Schedule 2.8 is not obtained prior to the Closing Date, then Pyramid Ventures, Inc. ("Pyramid") shall retain a sufficient number of shares of the Company so that such consent is not required to be obtained. The shares retained by Pyramid shall be deposited into an escrow account pursuant to an escrow agreement in form and substance reasonably satisfactory to Pyramid and the Purchaser, provided that Pyramid shall retain all voting and dividend rights with respect to such shares. The Purchase Price shall be reduced by an amount equal to the product of (x) the quotient obtained by dividing (I) the aggregate amount set forth in item (i) of Section 5.1 (b) by (II) 17,684.214, which represents the total number of shares of Common Stock outstanding on the date hereof, divided by (y) the number of shares deposited in such escrow (the "Purchase Price Reduction") and an amount of cash equal to the Purchase Price Reduction shall be deposited into a separate escrow account pursuant to an escrow agreement in form and substance reasonably satisfactory to Pyramid and the Purchaser which Escrow Agreement shall provide that interest on the Purchase Price Reduction shall be for the account of Pyramid. On and after March 6, 1998, either Purchaser or Pyramid shall have the right to cause the shares and Purchase Price Reduction maintained in such escrow to be delivered to the Purchaser, in the case of the shares, and to Pyramid, in the case of the cash.

         Section 6.7. Rule 144A Private Debt Offering. In connection with the consummation of the transactions contemplated by this Agreement, the Purchaser intends to offer debt securities pursuant to an offering memorandum ("Offering Memorandum") and subsequently to prepare and file with the Securities and Exchange Commission a registration statement with respect to an exchange of such debt securities for publicly registered debt securities. The Company agrees to cooperate with the Purchaser in the preparation of the Offering Memorandum; provided, however, in no event shall a breach of this provision by the Company relieve the Purchaser of the obligations to effect the transactions contemplated by this Agreement.

         Section 6.8. Additional Capital Contribution. On or prior to the Closing Date, the shareholders of the Company may contribute up to $2.5 million to the capital of the Company, the proceeds of which capital contribution shall be utilized to repay indebtedness of the Company; provided, that the cash portion of the Purchase Price described in Section 5.1(b)(i) shall be increased by 100% of the amount (up to a maximum amount of $2.5 million) of such capital contributions made by the shareholders of the Company prior to the Closing Date.

         Section 6.9. Joint Venture. The Sellers and the Purchaser agree that immediately prior to Closing, the Company shall distribute to the Sellers, 60% of the capital stock of the Joint Venture owned by the Company and the remaining 40% to the Purchaser or its designee at the Purchaser's option; provided however, that (i) with respect to any optional future capital contributions, each of the Purchaser, on the one hand, and the Sellers, on the other, shall have the option but not the obligation to contribute up to 50% of such contribution; provided, however, to the extent the Purchaser, on the one hand, or the Sellers, on the other, elect not to contribute up to 50% of such contribution, their respective interest in the Joint Venture shall be diluted,
(ii) the Purchaser shall have a right of first offer (i.e., no sale to any buyer on terms more favorable to the buyer than that offered to the Purchaser) with respect to any sales of securities of the Joint Venture made by the Sellers and
(iii) the securities of the Joint Venture owned by Pyramid shall be non-voting and the other Sellers shall enter into A voting trust arrangement which provides that the Purchaser, in its sole discretion, may vote the shares of the Joint Venture held by such other shareholders. In addition, the parties will enter into a shareholders agreement mutually agreeable to the Sellers and the Purchaser with respect to the shares of the Joint Venture providing for, among other things, the matters provided above and providing that the Sellers shall be entitled to benefits and protections comparable to those provided to minority shareholders under Delaware law.

                                  ARTICLE VII

                   CONDITIONS TO THE PURCHASER'S OBLIGATIONS
                   -----------------------------------------

         The obligation of the Purchaser to effect the transactions contemplated by this Agreement on the Closing Date are conditioned upon the satisfaction or waiver, at or prior to the Closing, of the following conditions:

         Section 7.1. Opinion of Sellers' Counsel. The Purchaser shall have received an opinion, dated the Closing Date, of White & Case, substantially in the form set forth in Exhibit A1 attached hereto and an opinion, dated the Closing Date, of the

Company's general counsel, substantially in the form set forth in Exhibit A2 attached hereto.

         Section 7.2. Truth of Representations and Warranties. The representations and warranties of the Company and the Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         Section 7.3. Performance of Agreements. Each and all of the agreements of the Company and the Sellers to be performed at or prior to the Closing pursuant to the terms hereof shall have been duly performed in all material respects.

         Section 7.4. Absence of Litigation. There shall not be any legal, administrative or other proceeding pending to restrain or invalidate the sale and purchase of the Shares, except that with respect to the litigation set forth in item 1 of Schedule 2.9, this condition shall be deemed satisfied unless there is in effect on the Closing Date an injunction prohibiting the sale of the Shares.

         Section 7.5. Waiting Periods. All waiting periods under the HSR Act shall have expired or have been terminated.

         Section 7.6. Officers Certificate. The Purchaser shall have received
(a) copies of the articles of incorporation, including all amendments thereto, certified by the Secretary of State or other appropriate official of the respective State of incorporation of the Company, (b) a certificate from the Secretary of State or other appropriate official of the State of incorporation to the effect that the Company is in good standing and listing all charter documents of such entity and (c) a copy of the Bylaws of the Company and the resolutions authorizing this Agreement, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date.

         Section 7.7. Termination of Stockholders Agreement. The Sellers and the Company shall have the terminated Stockholders Agreement by and among the Sellers and the Company, dated as of March 3, 1995.

         Section 7.8. Audited Financial Statements. The Purchaser shall have received either the Audited Financial Statements or assurances reasonably satisfactory to the Purchaser that the Audited Financial Statements will be available within one month after the Closing Date.

         Section 7.9. DLJ Bridge Financing. DLJ Bridge Finance, Inc. shall not have notified the Purchaser in writing that it will not purchase the Bridge Notes solely as a result of (i) the existence of the "Urgent Motion Requesting Order to Show Cause, Provisional Remedies and Leave to Amend Complaint" filed on September 2, 1997 by Ocean Logistics Management, Inc. in the case of Ocean Logistics Management, Inc., as Plaintiff, v. NPR, Inc., d/b/a Navieras, and XYZ Insurance Co., as Defendants, No. 96-2388 (DRD) or any developments arising as a result of the motion or (ii) the failure of the consent described in item 2 of
Schedule 2.8 to be obtained, notwithstanding the provisions of Section 6.6 hereof.

                                  ARTICLE VIII

              CONDITIONS TO THE COMPANY'S AND SELLERS' OBLIGATIONS
              ----------------------------------------------------

         Section 8.0. Conditions to the Company's and Sellers' Obligations. The obligations of the Company and the Sellers to effect the transactions contemplated by this Agreement on the Closing Date is conditioned upon satisfaction or waiver, at or prior to the Closing, of the following conditions:

         Section 8.1. Opinions of the Purchaser's Counsel. The Purchaser shall have furnished the Sellers with an opinion, dated the Closing Date, of Pepper, Hamilton & Scheetz, LLP, substantially in the form set forth in Exhibit B1 attached hereto and an opinion, dated the Closing Date, of the Purchaser's general counsel, substantially in the form set forth in Exhibit B2 attached hereto.

         Section 8.2. Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         Section 8.3. Performance of Agreements. Each and all of the agreements of the Purchaser to be performed at or prior to the Closing pursuant to the terms hereof shall have been duly performed in all material respects.

         Section 8.4. Absence of Litigation. There shall not be any legal, administrative or other proceeding pending to restrain or invalidate the sale and purchase of the Shares, except that with respect to the litigation set forth in item 1 of Schedule 2.9, this condition shall be deemed satisfied unless there is in effect on the Closing Date an injunction prohibiting the sale of the Shares.

         Section 8.5. Waiting Periods. All waiting periods under the HSR Act shall have expired or have been terminated.

         Section 8.6. Officers Certificate. The Company shall have received (a) copies of the articles of incorporation, including all amendments thereto, certified by the Secretary of State or other appropriate official of the State of incorporation of the Purchaser, (b) a certificate from the Secretary of State or other appropriate official of the State of incorporation to the effect that the Purchaser is in good standing and listing all charter documents of the Purchaser and (c) a copy of the Bylaws of the Purchaser and resolutions authorizing this Agreement certified by the Secretary of the Purchaser as being true and correct and in effect on the Closing Date.

         Section 8.7. Employee Arrangements. The Purchaser shall have offered to cause the Company to enter into with each of the Management Sellers who is a natural person, such employment agreements, stock purchase agreements, a shareholders agreement, a registration rights agreement, and such other agreements, in each case, as may be necessary to carry out the terms contained in the term sheet attached hereto as Exhibit C.

                                   ARTICLE IX

             NO SURVIVAL OF REPRESENTATIONS: EVENTS OF TERMINATION
             -----------------------------------------------------

         Section 9.1. No Survival of Representations. Except for the representations and warranties set forth in Section 3.1 which shall survive for 18 months, the representations and warranties of the Company, the Sellers and the Purchaser contained in this Agreement shall not survive the purchase and sale of the Shares contemplated hereby.

         Section 9.2. Events of Termination. This Agreement may be terminated
(a) by mutual written agreement of the Purchaser and the Sellers or (b) by the Purchaser by written notice to the Sellers, if the conditions set forth in
Article VII hereof shall not have been satisfied or waived on or prior to the Closing Date in any material respect, or (c) by the Sellers by written notice to the Purchaser, if the conditions set forth in Article VIII hereof shall not have been satisfied or waived on or prior to the Closing Date in any material respect, and, in the case of items (b) or (c) hereof, such shall not have been satisfied or waived on or before December 30, 1997.

         Section 9.3. Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 9.2, all further obligations of the parties hereto under this Agreement (other than pursuant to Sections 9.4 and 10.2) shall terminate without further liability or obligation of either party to the other party hereunder.

         Section 9.4. Failure to Close.

         (a) In the event the Purchaser fails to purchase the Shares on the Closing Date for any reason other than (i) a material breach by the Sellers or the Company of their obligations under this Agreement, (ii) the failure of any condition in Section 7. 1, 7.3, 7.6 or 7.7 to be satisfied or waived, (iii) the failure of the condition in Section 7.2 to be satisfied or waived (except if the representations and warranties of the Company and the Sellers contained in this Agreement were true and correct in all material respects when made), (iv) the failure of the condition set forth in Section 7.4 (other than because of a legal proceeding against the Purchaser) to be satisfied or waived or (v) the failure of the condition set forth in Section 8.4 to be satisfied because of a legal proceeding against any of the Sellers or the Companies, the Sellers shall be entitled to retain the Downpayment.

         (b) In addition, in the event the Purchaser fails to purchase the Shares and the conditions of the Closing set forth in Article VII hereof have been satisfied in all material respects or waived, the Purchaser shall be liable to the Sellers for all damages at law or equity up to a maximum amount of damages of $10 million.

         (c) In the event the Sellers fail to sell the Shares and the conditions of the Closing set forth in Article VIII hereof have been satisfied in all material respects or waived, the Sellers and the Company shall be liable to the Purchaser for all damages at law or equity up to a maximum amount of damages of $10 million.

                                   ARTICLE X

                                 MISCELLANEOUS
                                 -------------

         Section 10.1. Knowledge of the Company. As used in this Agreement, the all references to the "knowledge" of the Company shall be limited to the actual knowledge of Ronald M. Katims, Paul J. Wittig, Mario F. Escudero, Edward W. O'Donnell, Edward G. Cawthon, Martin McDonald, John S. Tirpak and Carl Robert Fox.

         Section 10.2. Expenses. (a) If the transactions contemplated by this Agreement are consummated, the Company shall pay all of the expenses of the Purchaser and the Sellers relating to the transactions contemplated by this Agreement, other than the fees and expenses of their respective counsel and financial advisors which shall be paid by the Purchaser and the Sellers, respectively.

         (b) If the transactions contemplated by this Agreement are not consummated under the circumstances described in Section 9.4(b), the Purchaser shall pay all of the expenses of the Purchaser, the Sellers and the Company, including, without limitation, the fees and expenses of their respective counsel and financial advisors.

         (c) If the transactions contemplated by this Agreement are not consummated under the circumstances described in Section 9.4(c), the Company shall pay all of the expenses of the Purchaser, the Sellers and the Company, including, without limitation, the fees and expenses of their respective counsel and financial advisors.

         (d) If the transactions contemplated by this Agreement are not consummated and this Agreement shall be terminated pursuant to Section 9.2 other than in the circumstances described in Section 10.2(b) or (c), the Purchaser shall pay all of its expenses, and the Company shall pay all of the expenses of the Sellers relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisors.

         Section 10.3. Transfer Taxes. All stamp, transfer, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (other than those imposed on or measured by the income of any Seller) (collectively, the "Transfer Taxes") shall be paid by the Purchaser, and the Purchaser shall, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary tax returns and other documentation with respect to, any Transfer Tax and provide to the Sellers evidence of payment of all Transfer Taxes.

         Section 10.4. Governing Law. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK.

         Section 10.5. Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 10.6. Publicity. Except as otherwise required by law or regulation as advised by counsel, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the Purchaser and the Company to the contents and the manner of presentation and publication thereof.

         Section 10.7. Disclaimer of Projections. Neither the Sellers nor the Company makes any representation or warranty to the Purchaser except as specifically made in this Agreement. In particular, neither the Sellers nor the Company make any implied warranties to the Purchaser (whether of merchantability or fitness for a particular purpose or otherwise) or any representation or warranty to the Purchaser with respect to any financial projection, forecast viability or likelihood of success, relating to the Company and its Subsidiaries. With respect to any such projection or forecast delivered by or on behalf of the Company, any of its Subsidiaries or the Sellers to the Purchaser, the Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (d) it shall have no claim against the Company, any of its Subsidiaries or the Sellers with respect thereto.

         Section 10.8. Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:

     NPR Holding Corporation
     212 Fernwood Avenue
     Edison, NJ 08818
     Telecopy: (732) 225-1233
     Attn: Mario Escudero

     with a copy to White & Case as specified below

If to the Purchaser:

     Holt Cargo Systems, Inc.
     701 N. Broadway
     King & Essex Street
     Gloucester City, NJ 08030
     Telecopy: (609) 742-3066
     Attn: Thomas J. Holt, Sr. - CONFIDENTIAL
     Attn: John A. Evans - CONFIDENTIAL
with a copy to:

     Pepper, Hamilton & Scheetz, LLP
     3000 Two Logan Square
     18th and Arch Streets
     Philadelphia, PA 19103-2799
     Telecopy: (215) 981-4750
     Attn: Robert A. Friedel, Esq.
     Attn: Lisa D. Kabnick, Esq.

If to any Seller, to its address set forth opposite the name of such Seller on
Schedule 10.8;

with a copy to:

     White & Case
     1155 Avenue of the Americas
     New York, New York 10036
     Telecopy: (212) 354-8113
     Attn: John M. Reiss, Esq.

or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopy or mailed.

         Section 10.9. Assignability: Parties in Interest. This Agreement shall not be transferred, assigned, pledged or hypothecated by any of the parties hereto, except this Agreement shall be assignable in whole or in part by the Purchaser to any Person controlling, controlled by or under common control with the Purchaser, provided that no such assignment shall relieve the Purchaser of its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

         Section 10.10. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         Section 10.11. Entire Agreement. This Agreement, including the Exhibits, Schedules and other documents referred to herein which form a part hereof, and the Confidentiality Agreement, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter (including the letters of intent relating to the transactions contemplated hereby dated June 24, 1997 and September 5, 1997) other than the Confidentiality Agreement.

         Section 10.12. Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto. Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of the parties hereto.

         Section 10.13. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         Section 10.14. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

         Section 10.15. Jurisdiction.

         (a) Each of the parties hereto hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of New York or in the United States Southern District Court of New York, as the party bringing such action or proceeding may elect, and each of the parties hereto hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in Section 10.8, such service to become effective 10 days after such mailing. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Subject to Section 10. 15(b), the foregoing shall not limit the rights of any party to serve process in any other manner permitted by law. The foregoing consents to jurisdiction shall not constitute general consents to service of process for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

         (b) Each of the parties hereto hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to this Agreement. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in Section 10.15(a) and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

         (c) The parties hereto agree that any judgment obtained by any party hereto or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.

         (d) The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have, subject to the limitations set forth in Section 9.4.

                     STOCK PURCHASE AGREEMENT SIGNATURE TIME

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized, as of the dam first above written.

                                             HOLT CARGO SYSTEMS, INC

                                             By:/s/ Thomas J. Holt, Sr.
                                                ----------------------------
                                                Name: Thomas J. Holt, Sr.
                                                Title: President


                                             NPR HOLDING CORPORATION


                                             By:/s/ Ronald M. Katims
                                                ----------------------------
                                                Name: Ronald M. Katims
                                                Title: President


                                             BERKSHIRE FUND III INVESTMENT CORP.

                                             By:/s/ Kevin T. Callahan
                                                ----------------------------
                                                Name: Kevin T. Callahan
                                                Title: Managing Director

                                             BERKSHIRE INVESTORS LLC

                                             By: /s/ Kevin T. Callahan
                                                -----------------------------
                                                Name: Kevin T. Callahan
                                                Title: Managing Director

                                             PYRAMID VENTURES, INC.

                                             By:/s/ James M. Dinorkin
                                                ----------------------------
                                                Name: James M. Dinorkin
                                                Title: Vice President

                                               /s/ Ronald M. Katims
                                                ----------------------------
                                                Ronald M. Katims

                                                /s/ Paul J. Wittig
                                                ----------------------------
                                                Paul J. Wittig

                                                /s/ Mario F. Escudero
                                                ----------------------------
                                                Mario F. Escudero


                                             DEAN WITTER REYNOLDS
                                             CUSTODIAN FOR MARIO F. ESCUDERO
                                             IRA ROLLOVER

                                             By:/s/ Kenneth A. Porter
                                                -----------------------------
                                                Name: Kenneth A. Porter
                                                Title: Vice President & Branch
                                                       Manager

                                                ____________________________

                                                /s/ Edward W. O'Donnell
                                                -----------------------------
                                                Edward W. O'Donnell


                                                /s/ Martin McDonald
                                                -----------------------------
                                                Martin McDonald

                                   /s/ Edward G. Cawthon
                                   -------------------------------
                                   Edward G. Cawthon


                                   DEAN WITTER REYNOLDS
                                   CUSTODIAN FOR JOHN S. TIRPAK
                                   IRA ROLLOVER

                                   By: /s/ Kenneth A. Porter
                                       ----------------------------
                                       Name: Kenneth A. Porter
                                       Title: Vice President and Branch Manager


                                   /s/ Carl Robert Fox
                                   -------------------------------
                                   Carl Robert Fox


                                   /s/ Thomas Power
                                   -------------------------------
                                   Thomas Power


                                   /s/ Manuel Luis Del Valle
                                   -------------------------------
                                   Manuel Luis Del Valle


                                   /s/ Russell T. Stern, Jr.
                                   -------------------------------
                                   Russell T. Stern, Jr.


                                   /s/ John S. Tirpak
                                   -------------------------------
                                   John S. Tirpak